UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2008
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 99.1

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Lam Research Corporation today announced that it is in receipt of an Additional Staff Determination letter from NASDAQ Staff dated February 5, 2008, advising Lam that it is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14). The letter, which the Company had expected, was issued in accordance with standard NASDAQ procedures due to the delayed filing of Lam’s Quarterly Report on Form 10-Q for the quarter ended December 23, 2007. This follows similar letters received on November 7, 2007 indicating that Lam was not in compliance with the filing requirements for continued listing due to the delayed filing of Lam’s Quarterly Report on Form 10-Q for the period ended September 23, 2007 and on August 27, 2007 indicating that Lam was not in compliance with the filing requirements for continued listing due to the delayed filing of Lam’s Annual Report on Form 10-K for the year ended June 24, 2007.
On October 11, 2007, Lam Research attended a hearing before the Panel at which Lam’s management presented its plan to regain compliance with NASDAQ’s filing requirements. Following the hearing, the Panel granted the Company’s request for continued listing, subject to certain requirements. As amended, the Panel’s decision requires, among other things, that the Company file with the Securities and Exchange Commission the delayed reports by February 13, 2008. Under applicable NASDAQ rules, this date represents the full extent of the Panel’s discretion to grant an exception with respect to the delayed filings. On February 6, 2008, Lam requested that the NASDAQ Listing and Hearing Review Council call for review the Panel’s decision and in connection therewith, grant a stay of delisting of the Company. If Lam’s request is granted, Lam’s shares will continue to be listed on The NASDAQ Global Select MarketSM pending the outcome of such review. In the event that the Panel’s decision is not called for review and a stay is not granted and that the Company is unable to file the delayed reports by February 13, 2008, Lam’s common stock would be subject to delisting from The NASDAQ Global Select Market.
As previously disclosed by the Company, an independent committee of the Company’s Board of Directors, composed of two independent board members appointed by the Board of Directors, is conducting a review of the Company’s historical stock option practices and related accounting. The voluntary review arose after the Company’s independent auditors performed auditing processes, pursuant to recent guidance from the Public Company Accounting Oversight Board, relating to the Company’s historical stock option grant programs and procedures as part of its fiscal year-end 2007 audit. The independent committee, with the assistance of independent outside legal counsel, has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards. The independent committee’s assessment of conduct relating to the Company’s historical stock option practices has been substantially completed. The independent committee found that there was no intentional misconduct by management. On December 18, 2007, upon the recommendation of management and the independent committee, the Audit Committee of the Board of Directors concluded that the Company’s financial statements for fiscal years 1997 through 2005, and the interim periods contained therein should no longer be relied upon. The Company expects to restate certain of its previously-issued financial statements to record non-cash charges for compensation expenses relating to past stock option grants. The significant majority of the measurement date changes result from stock options granted prior to fiscal year 2003. The Company has not determined the final amount of such charges, the resulting tax and accounting impact, or which specific periods require restatement. The Company’s management and the independent committee have discussed this matter with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company will not be in a position to file the delayed 2007 Form 10-K, September Form 10-Q, or December Form 10-Q until after the completion of the review and until the Company can determine the amount of the non-cash adjustments to compensation expense related to prior stock option grants. Because the Company does not believe it can complete that work by February 13, 2008, the Company has requested that the NASDAQ Listing and Hearing Review Council call for review the Panel’s January 15, 2008 decision as explained above.
On February 7, 2008, the Company issued a press release announcing receipt of the NASDAQ notice. The press release is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Document
99.1	Text of press release issued by Lam Research Corporation dated February 7, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 7, 2008

LAM RESEARCH CORPORATION

By:	/s/ James D. Wheat James D. Wheat
Vice President,
Corporate Controller

EXHIBIT INDEX

Exhibit No.	Document
99.1	Text of press release issued by Lam Research Corporation dated February 7, 2008